Exhibit 99.1

NanoVibronix Announces CEO Transition

TYLER, TEXAS – June 4, 2025 – NanoVibronix, Inc. (NASDAQ: NAOV) (“NanoVibronix” or the “Company”), a medical technology company specializing in therapeutic devices, today announced the retirement of Brian Murphy as Chief Executive Officer, effective immediately. The Company’s Board of Directors has appointed Doron Besser, CEO of ENvue Medical Holdings, LLC (“ENvue”), a wholly-owned subsidiary of the Company, as NanoVibronix’s new CEO, also effective immediately. Mr. Murphy will remain on the Company’s Board of Directors as a director. His continued service will support governance continuity at the Board level.

As previously announced, on February 14, 2025, the Company consummated and completed its acquisition of ENvue, a privately-held company recognized for its innovative enteral feeding solutions. This strategic transaction combined the strengths and complementary capabilities of both organizations, establishing a robust platform for accelerated growth, operational synergies and expanded reach within the global medical device market.

Christopher Fashek, Chairman of the Board, commented, “Brian has been an integral part of NanoVibronix’s success, driving product innovation and spearheading initiatives to expand distribution and commercialize our unique therapeutic solutions. His dedication and leadership have helped to lay a solid foundation for the Company’s future. On behalf of the Board, I want to sincerely thank Brian for his service and enduring commitment to the Company.”

Doron Besser, the newly appointed CEO of NanoVibronix, stated, “I am honored to step into the role of CEO at such a pivotal time in the Company’s journey. With the recent strategic combination of NanoVibronix and ENvue, I believe we are well-positioned to capitalize on new market opportunities, enhance our product portfolio and drive long-term stockholder value. I look forward to working with the Board and our talented team to continue the Company’s legacy of innovation and success.”

Brian Murphy commented, “It has been a tremendous privilege to lead NanoVibronix and collaborate with such a talented and dedicated team. I am immensely proud of what we have accomplished together. With Doron at the helm, I am confident in the Company’s continued progress and future achievements. I am committed to supporting Doron and the Board as we transition into this exciting next chapter.”

The Board of Directors reaffirms its commitment to advancing the Company’s strategic vision and maximizing the potential of its product offerings. NanoVibronix will maintain its focus on the full-scale commercialization of its existing technologies while continuing to develop innovative medical solutions that deliver exceptional value to patients, providers and stockholders.

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical technology company advancing both non-invasive and minimally invasive solutions across clinical and home care settings. Headquartered in Tyler, Texas, with research and development in Nesher, Israel, the Company focuses on two distinct technology platforms:

●	Acoustic-based therapeutic technologies, including PainShield® and UroShield®, which utilize proprietary low-intensity surface acoustic wave (SAW) technology. These devices are intended for use in home or care settings and are designed to treat pain, reduce bacterial colonization, and disrupt biofilms.
●	ENvue™ Navigation Platform, developed and operated by ENvue, with offices in Arlington Heights, Illinois, and Tel Aviv, Israel, is a minimally invasive electromagnetic navigation system intended to assist clinicians in placing feeding tubes into the gastrointestinal tract. FDA 510(k) cleared for adult use, ENvue provides real-time bedside visualization of tube movement and supports informed decision-making during the placement procedure. Future platform expansion may include pediatric and vascular access applications.

NanoVibronix / ENvue aims to advance standards in non-invasive therapy and minimally invasive navigation, with a commitment to patient safety, clinical usability, and technology innovation across a range of healthcare environments.

Forward-Looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. These forward-looking statements include, but are not limited to: statements regarding market interest in the Company’s technology, including the ENvue System, and future expectations for strategic growth. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation: (i) market acceptance of the Company’s existing and new products; (ii) clinical performance and operational outcomes; (iii) delays or complications in product implementation; (iv) intense competition in the medical device industry; (v) product liability or performance issues; (vi) limitations in manufacturing or supply chain capabilities; (vii) reimbursement limitations; (viii) intellectual property protection; (ix) healthcare regulatory changes in the U.S. and abroad; and (x) the need for additional capital. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Investors and security holders are urged to read these documents free of charge at: www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Contact:

Brett Maas, Managing Principal

Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.